Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of AltC Acquisition Corp. (the “Company”) on Form S-1 pursuant to Rule 462(b) under the Securities Act of 1933, as amended, of our report dated March 15, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of AltC Acquisition Corp. as of March 4, 2021 and for the period from February 1, 2021 (inception) through March 4, 2021 appearing in the Registration Statement on Form S-1, as filed (File No. 333-254263), of AltC Acquisition Corp.

/s/ Marcum llp

Marcum llp

New York, NY

July 7, 2021